EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2003 RESULTS

Second Quarter Highlights
Net Revenues Increase 23% Sequentially
Net Loss Decreases 44% Sequentially

CHERRY HILL, NJ, July 23, 2003 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended June 30, 2003.

Net revenues for the quarter ended June 30, 2003 increased 23% to $11.3 million compared to $9.2 million for the first quarter of 2003. The net loss for the second quarter of 2003 decreased 44% to $643,000 or ($0.08) per diluted share, compared to a net loss of $1.1 million or ($0.14) per diluted share for the first quarter of 2003. The Company's gross margin improved to 39.7% in the second quarter of 2003 from 32.5% in the first quarter of 2003, primarily as a result of the increase in revenues and better absorption of fixed manufacturing costs as well as a more favorable product mix.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "This was another encouraging quarter. Our performance reflects the broad based pick-up in demand we are seeing across all of our product lines. We are generally more positive as industry utilization rates have been reported above the 80% level. Historically, when the industry reaches these higher utilization rates, customers become more likely to make purchase decisions as they plan for their shorter-term capacity needs. In fact, we are already seeing some customers release production orders that were put on hold last year."

Forward-Looking Guidance

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "From an operating standpoint, our gross margin improved by 720 basis points over the first quarter, we reduced our inventory by more than $500,000 and we continued to manage our cost structure. We exited the quarter with a $9.9 million backlog, which gives us confidence in our outlook for the third quarter. At the same time, we remain cautious given the still uncertain economic environment. Based on current customer forecasts and business conditions, we expect revenues for the quarter ending September 30, 2003 will be in the range of $11.5 million to $12.5 million, with a net loss, prior to recording any related tax benefit, in the range of ($0.09) to $0.00 per diluted share. Finally, we remain on track to achieve revenue growth for the full year 2003 over 2002."

Investor Conference Call / Webcast Details

inTEST will review second quarter 2003 results and discuss management's expectations for the third quarter of 2003 and current views of the industry today, July 23, 2003, at 5PM EDT. The conference call-in number is 785-832-0326. The confirmation identification is INTT. The live call and a replay will also be accessible over the web at www.intest.com, through August 6, 2003.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; the uncertainty and potential adverse impact that Severe Acute Respiratory Syndrome (SARS) may have on demand for and production of semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Earnings Data:
	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Net revenues	$11,269	$12,963	$20,458	$19,931
Gross margin	4,469	5,387	7,458	7,321
Operating expenses:
Selling expense	2,280	2,114	4,258	3,575
Engineering and product development expense	1,468	1,313	2,948	2,501
General and administrative expense	1,528	1,483	2,848	2,587
Operating income (loss)	(807)	477	(2,596)	(1,342)
Other income	62	49	97	92
Income tax benefit	(102)	(406)	(713)	(1,091)
Net earnings (loss)	(643)	932	(1,786)	(159)

Net earnings (loss) per share - basic	$(0.08)	$0.11	$(0.22)	$(0.02)
Weighted average shares outstanding - basic	8,325	8,312	8,325	8,310

Net earnings (loss) per share - diluted	$(0.08)	$0.11	$(0.22)	$(0.02)
Weighted average shares outstanding - diluted	8,325	8,576	8,325	8,310

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/03	12/31/02
Cash and cash equivalents	$ 7,560	$ 8,145
Trade accounts and notes receivable, net	6,299	6,584
Inventories	6,150	7,002
Total current assets	23,196	25,191
Net property and equipment	4,618	4,891
Total assets	31,265	32,582
Accounts payable	2,720	2,388
Accrued expenses	2,460	2,425
Total current liabilities	5,442	5,015
Noncurrent liabilities	167	210
Total stockholders' equity	25,656	27,357